Exhibit 5.1

South State Corporation
1101 First Street South
Winter Haven, Florida 33880
August 3, 2020

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Deputy General Counsel of South State Corporation, a South Carolina corporation (the “Corporation”). A Registration Statement on Form S-8 (the “Registration Statement”) is being filed on or about the date of this letter with the U.S. Securities and Exchange Commission (the “Commission”) by the Corporation related to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of  $22,000,000 of Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Corporation and of applicable subsidiaries of the Corporation under the Amended and Restated South State Deferred Income Plan (the “Plan”) that may be paid in shares of common stock, par value $2.50 per share (the “Common Stock”), of the Corporation. The 467,935 shares of Common Stock that are being registered pursuant to the Registration Statement represent an estimated number of shares of Common Stock, based on the average of the high and low prices for the Common Stock on The NASDAQ Global Select Market on July 28, 2020, that may be distributed in respect of the Deferred Compensation Obligations being registered pursuant to the Registration Statement (the “Shares”). This opinion is delivered in accordance with the requirements of Item 60l(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents.

Based on and subject to the foregoing, and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that (i) the Deferred Compensation Obligations have been duly authorized and, as and when established in accordance with the terms of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Corporation and the applicable subsidiaries of the Corporation enforceable against the Corporation and such subsidiaries, respectively, in accordance with the terms of the Plan, and (ii) when the Shares have been issued in accordance with the Plan, and when appropriate certificates representing such shares shall have been duly executed and have been registered and issued by the Company’s registrar or, if applicable, when book entry shares shall have been duly registered on the books of the Company’s transfer agent and registrar, such Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the limitations, if any, of Title 11 U.S.C., as amended, and of the applicable insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by principles of equity.

The foregoing opinion is based on and limited to the laws of the State of South Carolina and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ V. NICOLE COMER

V. Nicole Comer
Senior Vice President, Deputy General Counsel